Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul Goodson
Senior Director, Investor Relations and Corporate Communications
Sequenom, Inc.
858-202-9427
pgoodson@sequenom.com

SEQUENOM, INC. REPORTS FIRST QUARTER 2016 RESULTS

SAN DIEGO, Calif. - May 4, 2016 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today reported total revenues of $27.6 million, total accessioned units of 46,400, and a net loss of $13.4 million, or $0.11 per basic and diluted share, for the first quarter of 2016.

“During the quarter, we executed on a number of key initiatives designed to return Sequenom to sustainable growth, resulting in quarter over quarter growth in our unit volume,” said Dirk van den Boom, Ph.D., President and CEO of Sequenom. “Overall, we made meaningful progress toward achieving our goal of becoming financially self-sustaining while solidifying our position as a leader in reproductive health.”

Operational Updates

To date in 2016, Sequenom and Sequenom Laboratories™ made significant progress on several key corporate objectives:

▪
Total tests accessioned in the first quarter of 2016 reflect growth of 10% in test volume compared to the fourth quarter of 2015. Sequenom Laboratories’ total noninvasive prenatal test (NIPT) accessions in the first quarter of 2016 were up 3,900 units sequentially from the fourth quarter of 2015, for growth of 11%.

▪	Completed the consolidation of Sequenom Laboratories’ North Carolina laboratory location into the San Diego laboratory location;

▪	Enhanced San Diego laboratory productivity and restructured other key functions, consistent with the annualized cost reduction goal of greater than $20 million before the end of 2016;

▪
Negotiated in-network contracts with Anthem Blue Cross and Blue Shield Health Plans for 11 states. Sequenom Laboratories has coverage for over 200 million commercial lives and 46 million lives under Medicaid programs;

▪	Filed a writ of certiorari asking the U.S. Supreme Court to decide if the claims of Sequenom’s ‘540 patent are directed to patent-eligible subject matter;

▪	Launched Sequenom Laboratories’ testing portfolio into the average risk pregnancy market and optimized its sales approach to better serve the obstetrician channel; and

▪	Introduced a multi-faceted physician and patient customer experience program that seeks to provide a best-in-class experience at every step of the customer journey.

First Quarter 2016 Results

First quarter 2016 revenues of $27.6 million declined 27% from $37.8 million in the first quarter of 2015. Revenues and unit volumes in the first quarter of 2016 were lower than the first quarter of 2015, primarily reflecting the conversion of certain laboratory customers to licensee status under the Pooled Patents Agreement, and a smaller amount available to collect during the first quarter of 2016 for testing services performed in prior periods. This latter factor reflects the improvement in the timeliness of Sequenom Laboratories collections as a result of additional payor contracts. These changes resulted in approximately $10 million in net revenue reduction for the first quarter of 2016 compared to the first quarter of 2015.

Total patient samples accessioned decreased by 12% to 46,400 patient samples during the first quarter of 2016, compared to the prior year’s first quarter. Approximately 41,200 of those patient samples accessioned were for NIPT, including the MaterniT® 21 PLUS, VisibiliT™ and MaterniT® GENOME laboratory-developed tests, which is a 9% decrease in testing volume compared to the first quarter of 2015. The decrease in tests accessioned was driven by the conversions of laboratory customers to licensee status, as described above, partially offset by the increase in tests accessioned for patients in the average risk pregnancy market.

The total volume of tests from Sequenom’s core business increased by 7% over the first quarter of 2015, largely as a result of Sequenom Laboratories’ entry into the average risk pregnancy market. In this press release, “core business” refers to Sequenom’s revenue and unit volume excluding the effect of the conversion of certain laboratory customers to licensee status in 2015. Notably, the volume of NIPT tests in Sequenom’s core business, which includes average risk pregnancies, increased by 14% for the first quarter of 2016 over the first quarter of 2015.

License revenue was $2.2 million in the first quarter of 2016, compared to $2.1 million for the first quarter of 2015, and $2.3 million in the fourth quarter of 2015. Sequenom continues to expect a total of $10 million in license fee revenue for 2016.

Total cost of revenues decreased to $16.8 million for the first quarter of 2016, compared to $19.3 million for the prior year period. Cost of revenues decreased primarily due to the decrease in test volumes as a result of the conversion of certain laboratory customers to licensee status.

Gross margin for the first quarter of 2016 was 39% compared to gross margin of 49% for the first quarter of 2015. The effect of laboratory customers who converted to licensee status, costs associated with Sequenom Laboratories’ laboratory consolidation and restructuring, the impact of entering the average risk pregnancy market and increased MaterniT GENOME volume largely drove the decrease. Incremental costs related to the laboratory consolidation reduced gross margin for the first quarter of 2016 by 3%. Sequenom continues to expect gross margin to increase for the remaining quarters of 2016.

Total operating expenses for the first quarter of 2016 were $22.1 million, compared to $23.0 million for the first quarter of 2015. Total operating expenses for the first quarter of 2016 were up only slightly from total operating expenses of $21.9 million for the fourth quarter of 2015, due to the costs associated with Sequenom Laboratories’ laboratory consolidation and other restructuring activities, which offset the benefit of reduced spending for research and development and general and administrative activities.

Operating loss for the first quarter of 2016 was $11.4 million, compared to operating income of $16.5 million for the same period in 2015. Operating and net income for the first quarter of 2015 included a $21.0 million gain on the Pooled Patents Agreement with Illumina. Net loss for the first quarter of 2016 was $13.4 million or $0.11 per basic and diluted share, as compared to net income of $14.3 million, or $0.11 per diluted share, and $0.12 per basic share for the same period in 2015.

Cash burn for the first quarter of 2016 was $10.4 million, compared to $9.4 million in the same period of 2015 and $4.7 million in the fourth quarter of 2015. Cash burn increased in the first quarter of 2016 primarily due to reduced revenue collected for testing services performed in prior periods and delays in collections related to the launch of tests into the average risk pregnancy market. Cash burn in the first quarter also included semi-annual interest payments on Sequenom’s convertible debt.

Unrecorded accounts receivable for tests performed and recognized on a cash basis are estimated to be $16 million to $18 million as of March 31, 2016 , the same as the estimate as of December 31, 2015.

As of March 31, 2016, cash, cash equivalents, and marketable securities totaled $66.1 million.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended March 31, 2016. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used in operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used in operating activities, purchases of property, equipment and leasehold improvements, and payments on long-term obligations. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

Conference Call Information

A conference call hosted by Dr. Dirk van den Boom, President and CEO of Sequenom, and other members of senior management, will take place on Wednesday, May 4, 2016, at 5:00 p.m. ET (2:00 p.m. PT) and will be webcast live on the Sequenom website.

Call participants should dial 877-883-0383 (U.S. / Canada) or 412-902-6506 (other countries). Please use code 4043466. A telephonic replay will be available through June 3, 2016 by dialing 877-344-7529 (US toll free), 855-669-9658 (Canada toll free), or 412-317-0088 (international toll), and entering the conference number 10085264.

The conference call webcast is also accessible through the “Investors” section of the Sequenom website at http://sequenom.investorroom.com/webcasts

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a pioneering genetic testing company dedicated to women’s health through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. For more information, visit www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT®, HerediT® UNIVERSAL, MaterniT® GENOME, MaterniT® 21 PLUS, NextView®, SensiGene® and VisibiliT™ these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT®, MaterniT® GENOME, MaterniT® 21 PLUS, NextView®, SensiGene®, VisibiliT™ and Sequenom Laboratories™ are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding initiatives designed to return Sequenom to sustainable growth, Sequenom’s goal of becoming financially self-sustaining, solidifying Sequenom Laboratories’ position as a leader in reproductive health and a multi-faceted physician and patient customer experience program that seeks to provide a best-in-class experience at every step of the customer journey. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Sequenom’s filings with the Securities and Exchange Commission, including without limitation Sequenom’s most recent Annual Report on Form 10-K, Sequenom’s most recent Quarterly Reports on Form 10-Q, Sequenom’s most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Sequenom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share information)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues:
Diagnostic services, net	$25,410	$35,703
License	2,160	2,102
Total revenues	27,570	37,805
Costs and expenses:
Cost of revenues	16,804	19,306
Selling and marketing	8,510	8,486
Research and development	4,901	5,869
General and administrative	7,854	8,676
Restructuring costs	859	—
Total costs and expenses	38,928	42,337
Gain on pooled patents agreement	—	21,000
Operating (loss) income	(11,358)	16,468
Interest expense	(2,057)	(1,994)
Interest income	38	11
Other income (expense), net	23	(125)
(Loss) income before income taxes	(13,354)	14,360
Income tax expense	(95)	(76)
Net (loss) income	$(13,449)	$14,284

Net (loss) income per common share, basic
Net (loss) income per share	$(0.11)	$0.12
Weighted average number of shares outstanding, basic	118,859	117,737

Net (loss) income per common share, diluted
Net (loss) income per share	$(0.11)	$0.11
Weighted average number of shares outstanding, diluted	118,859	146,642

SEQUENOM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash, cash equivalents, and marketable securities	$66,057	$76,170
Accounts receivable, net	6,950	6,421
Inventories	2,994	2,417
Other current assets and prepaid expenses	2,960	2,943
Total current assets	78,961	87,951
Property, equipment, and leasehold improvements, net	7,651	10,059
Other assets	18,004	18,718
Total assets	$104,616	$116,728

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,078	$5,234
Accrued expenses	12,523	15,368
Long-term debt and obligations, current portion	311	316
Other current liabilities	578	589
Total current liabilities	20,490	21,507
Long-term liabilities	134,054	133,619
Total stockholders' deficit	(49,928)	(38,398)
Total liabilities and stockholders' deficit	$104,616	$116,728

SEQUENOM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015
Operating activities
Net (loss) income	$(13,449)	$14,284
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Share-based compensation	1,694	1,542
Depreciation and amortization	2,175	2,892
Other non-cash items	343	236
Gain on pooled patents agreement	—	(21,000)
Changes in operating assets and liabilities:
Accounts receivable	(529)	1,468
Inventories	(148)	1,737
Prepaid expenses and other assets	761	578
Accounts payable and accrued expenses	(1,066)	(7,715)
Other liabilities	146	(1,220)
Net cash used in operating activities	(10,073)	(7,198)

Investing activities
Purchases of property, equipment and leasehold improvements	(200)	(289)
Purchases of marketable securities	(9,967)	(10,007)
Maturities and sales of marketable securities	15,009	10,052
Proceeds from pooled patents agreement	—	6,000
Net cash provided by investing activities	4,842	5,756

Financing activities
Payments on term loan and capital lease obligations	(87)	(1,909)
Proceeds from common stock issued under employee stock plans	223	177
Net cash provided by (used in) financing activities	136	(1,732)
Effect of exchange rate changes on cash and cash equivalents	—	(45)
Net decrease in cash and cash equivalents	(5,095)	(3,219)
Cash and cash equivalents at beginning of period	50,344	63,309
Cash and cash equivalents at end of period	$45,249	$60,090

SEQUENOM, INC.
RECONCILIATION OF CASH BURN
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015
Cash Burn:
Net cash used in operating activities	$10,073	$7,198
Purchases of property, equipment and leasehold improvements	200	289
Payments on term loan and capital lease obligations	87	1,909
Cash burn (1)	$10,360	$9,396

(1) See accompanying Non-GAAP Financial Measures section for description of adjustments.